Exhibit 10.3

Execution Version

EXECUTIVE SEPARATION AGREEMENT, SEVERANCE AND GENERAL RELEASE

This Executive Separation, Severance and General Release Agreement (this "Agreement") is dated as of July 31, 2026, by and between VEEA INC., a Delaware corporation ("Company"), and Randal V. Stephenson ("Executive").

RECITALS

WHEREAS, Executive has served as the Chief Financial Officer of the Company and certain of its affiliates;

WHEREAS, Executive's employment with the Company was involuntary terminated, without cause, effective on July 31, 2026 (the "Separation Date"); and

WHEREAS, pursuant to the Employment Offer letter dated April 28, 2025 (the “Offer Letter”), which was approved by the Compensation Committee of the Board of Directors, Executive is entitled to certain severance benefits upon an involuntary termination of employment by the Company without Cause (as defined in the Offer Letter), subject to Executive's execution, delivery, and non-revocation of a customary release of claims;

WHEREAS, the parties desire to fully resolve all matters relating to Executive's employment and separation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows.

1. Separation of Employment. Executive's employment with the Company terminated effective as of the Separation Date as a result of an involuntary termination by the Company without Cause. As required by the Offer Letter, this Agreement serves as written notice of Company’s termination of Executive’s employment. The parties acknowledge that the termination is not the result of Executive's resignation, retirement, death, disability, or termination for Cause. As of the Separation Date, Executive is deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company and its affiliates, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

2.  Compensation and Benefits. Regardless of whether Executive signs this Agreement, the Company will pay Executive (i) all accrued, unpaid base salary through the Separation Date, in accordance with New York Labor Law; (ii) accrued, unused PTO, totaling 12 days; and (iii) reimbursement for all reasonable, documented business expenses submitted per Company policy. All payments made by the Company or its subsidiaries to the Executive pursuant to this Section 2 sub clauses (i) and (ii) shall be reduced by applicable tax withholdings and any other deductions as required by law.

3.  Post-Employment Benefits.

(a)  Severance. The Offer Letter provides that in the event of the Company terminates Executive’s employment “without cause” following the one year anniversary of Executive’s Start Date (as defined in the Offer Letter), the Company shall pay Executive severance of three (3) months’ gross salary (the “Severance”), payable less deductions applicable to wages as salary continuation in semi-monthly installments in accordance with the Company’s normal payroll practices in effect on the Separation Date. Executive acknowledges that receipt of the Severance is in consideration of Executive execution and non-revocation of this Agreement. Severance payments shall begin on the first regular payroll date that falls at least seven days after the release provided in Section 6 of this Agreement (the “Release”) becomes effective and any revocation period has expired. The first Severance payment shall include all severance payments Executive would have received had the Release become effective on the Separation Date. The payments and benefits provided by this Agreement are in full satisfaction of the Company's severance obligations under the Offer Letter and do not constitute additional severance benefits.

(b)  COBRA Premium Assistance. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for, the cost of COBRA premiums necessary to continue group health coverage for Executive and Executive’s covered eligible dependents for the three (3)-month period immediately following the Separation Date (“Benefit Continuation Period”). The parties intend that this benefit constitute employer-provided medical coverage excludable from Executive’s gross income to the maximum extent permitted under Sections 105 and 106 of the Internal Revenue Code. Executive shall submit to the Company reasonable documentation evidencing payment of the applicable COBRA premiums, but in no event later than the last day of the calendar year in which the applicable premium was paid. Reimbursement shall be made as soon as reasonably practicable following receipt of such documentation. The Company’s obligation to reimburse COBRA premiums shall automatically terminate upon the earliest of (i) expiration of the Benefit Continuation Period; (ii) Executive becoming eligible for group health coverage through another employer; or (iii) termination of Executive’s COBRA continuation rights. Executive agrees to promptly notify the Company upon becoming eligible for alternative group health coverage. This Section is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and shall be interpreted accordingly.

(c)  No Additional Benefits.  Executive acknowledges that no other post-employment compensation is owed or payable by the Company in connection with the involuntary termination, except as expressly provided in this Agreement or any vested rights under any Company qualified retirement or employee benefit plan.

4.  Equity Compensation Awards. The Executive has previously been granted awards of stock options (the “Stock Options”) with respect to the common stock, par value $0.0001 of the Company, pursuant to the terms of the Veea Inc. 2024 Equity Incentive Plan (the “Plan”). The Stock Options shall continue to be governed exclusively by the Plan and the applicable award agreements and nothing contained herein accelerates the vesting of any unvested awards.

5.  General Release of Claims.

(a) As a material inducement and consideration for the Severance and other benefits provided herein, Executive hereby irrevocably releases and waives all claims against the Company and hereby irrevocably forever releases, waives and discharges the Company, its subsidiaries, divisions, affiliates, predecessors, successors and assigns, and all of their respective present and former directors, officers, partners, employees, representatives, consultants, fiduciaries, attorneys and agents (the “Released Parties”), from and against liability for any and all claims or damages which the Executive now has or at any time may have had, against the Released Parties arising on or before Effective Date (as defined herein), whether known or unknown. This waiver and release includes, but is not limited to, any claims arising under the Offer Letter, any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, whistleblower law, wrongful discharge or any other obligation including any claims arising under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act of 1990 (together, the “ADEA”), the Family and Medical Leave Act of 1990, the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Genetic Information and Non- Discrimination Act; the Worker Adjustment and Retraining Notification Act, as amended; the New York State Human Rights Law; the New York City Human Rights Law; the New York Equal Pay Law; the New York Disability Benefits Law and the Paid Family Leave Benefits Law; the New York Equal Rights Law; the New York Whistleblower Statute; or any other federal, state or local statute, rule, ordinance, whistleblower, discrimination, retaliation, compensation, employment, labor or other law, tort, contract or any common law claim, and all claims for wages, severance, bonuses, monetary or equitable relief or other damages of any kind, vacation or PTO pay, other employee fringe benefits or attorneys' fees.

(b)  Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Company, that it has violated any law or legal obligation with respect to any aspect of Executive’s employment or separation therefrom and that the Company, expressly denies that it has violated any such law or legal obligation.

(c)  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release or waive: (i) any rights to enforce this Agreement; (ii) any vested rights under any Company qualified retirement or employee benefit plan; (iii) any rights to indemnification or directors and officers liability insurance coverage to which Employee is entitled under the Company's governing documents or applicable law for claims arising prior to the Separation Date; (iv) any rights to indemnification under the Indemnification Agreement dated May 1, 2025 for claims arising prior to the Separation Date; (v) any rights to workers' compensation benefits; (vi) any unemployment insurance rights; (vii) any rights that cannot be waived as a matter of law; or (viii) Executive’s right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission, the Securities and Exchange Commission (the “SEC”), National Labor Relations Board, or any other government agency, provided that although Executive may file or participate in such proceedings, Executive knowingly waives any right to recover personal monetary relief or damages relating to any claim released herein, except where such waiver is prohibited by law or where recovery is awarded by the SEC pursuant to applicable whistleblower laws.

6.  Covenants and Continuing Obligations.

(a)  Confidentiality of this Agreement. Executive agrees to keep the terms of this Agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law. Executive may disclose the terms of this Agreement (i) to Executive’s immediate family, attorney, accountant, financial adviser, or similar advisor, provided that such individuals agree to maintain confidentiality or (ii) for the purpose of enforcing this Agreement, should that ever become necessary. Executive may disclose this Agreement as required by law or in response to a valid subpoena. Executive acknowledges and agrees that the Company may disclose the existence, terms and material provisions of this Agreement whenever the Company reasonably determines that disclosure is required or appropriate under applicable federal securities laws.

(b)  Reaffirmation of Continuing Obligations. Executive reaffirms Executive’s continuing obligations with respect to confidentiality, proprietary information, invention assignment, non- competition, non-solicitation or other restrictive covenant agreements that survive termination of employment under the Offer Letter and the Confidential Information and Invention Agreement signed by Executive on April 30, 2025.

(c)  Covenant Not to Sue. Except as expressly preserved in this Agreement, Executive agrees not to commence or voluntarily participate as a plaintiff in any lawsuit asserting claims released by this Release. Nothing contained herein limits Executive’s right to challenge the validity of the ADEA waiver or to participate in governmental proceedings.

(d)  Non-disparagement.  Executive agrees that he shall not make nor cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of the Company or its respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing. The Company agrees that it will not make, and agrees to instruct the members of its board of directors, its executive officers and spokespersons of the Company to refrain from making, any external statements (or authorizing any statements to be reported as being attributed to the Company), that disparage, defame, or denigrate the Executive. Nothing in this Section 6(d) shall be construed to prevent the Executive or the Company from providing information to any governmental agency to the extent required by law, or giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process.

(e)  Clawback. Any compensation paid to Executive pursuant to this Agreement or otherwise shall remain subject to the Company’s Clawback Policy and any other applicable law requiring recovery of executive compensation.

(f)  Section 16 Status. The parties acknowledge that Executive has served as an officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Executive’s reporting obligations under Section 16 of the Exchange Act may continue to the extent required by applicable law following the Separation Date. Executive agrees to reasonably cooperate with the Company following the Separation Date in connection with the preparation, review and filing of any required Form 4, Form 5 or other filing required under Section 16 of the Exchange Act with respect to any reportable transaction occurring prior to, on or after the Separation Date.

(g) Cooperation. Following the Separation Date, Executive shall reasonably cooperate with the Company regarding litigation, governmental investigations, SEC reporting matters, audits, transition matters and regulatory proceedings; and (ii) Executive agrees that Executive will cooperate fully with the Company in connection with any existing or future litigation or investigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. The Company shall reimburse reasonable out-of-pocket expenses incurred in providing such cooperation.

(h)  Survival. The provisions of this Section shall survive the Effective Date, provided that the provisions of Sections 6(f) and (g)(ii) with respect to SEC reporting matters shall remain in effect for so long as reasonably necessary to permit compliance with applicable securities laws and the Company’s continuing reporting obligations.

7.  Advice of Counsel, Review, and Revocation Period.

(a)  Advice of Counsel. The Company is hereby advising Executive to consider this Agreement carefully, and to consult with an attorney of Executive’s choice before signing this Agreement.

(b)  Period to Consider. Executive has at least 21 calendar days from receipt of this Agreement to consider its terms. Executive may sign it sooner, but is under no obligation to do so.

(c)  Revocation Period. Executive has 7 calendar days following execution to revoke this Agreement by delivering written notice to the Company. To be effective, Executive’s revocation must be in writing and returned either by regular U.S. Mail postmarked to Veea Inc. or by commercial parcel shipment (e.g., UPS, FedEx), sent Attn: Human Resources, 164 East 83rd Street, NY, NY 10028 or emailed to hr@veea.com, within seven (7) calendar days of the date on which Executive first signed this Agreement. This Agreement becomes legally binding on the 8th day following signature (such date, the "Effective Date").

8. Entire Agreement. This Agreement reflects the entire agreement between Executive and the Company, and supersedes any and all prior communications, understandings or agreements, oral or written, between Executive and the Company pertaining to the subject matter of this Agreement, other than the provisions of the Offer Letter reaffirmed in this Agreement. This Agreement may not be modified or amended except by written agreement between Executive and the Company. This Agreement is binding upon and shall inure to the benefit of Executive, his heirs, administrators, representatives and executors and upon the successors and assigns of the Company.

9. Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable and the Release shall not be affected and shall be given full force and effect.

10. Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

11.  Captions and Headings. The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

12.  Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

VEEA INC.

By:	/s/ Greg Deisher
	Name:	Greg Deisher
	Title:	EVP, Acting CFO & COO

/s/ Randal V. Stephenson
Randal V. Stephenson